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                     Exhibit 16.1 to Form 8-K of Kaneb Pipe Line Partners, L.P.







November 6, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

                Kaneb Pipe Line Partners, L.P. (Commission File Number 1-10311)

We have read Item 4 of Kaneb Pipe Line Partners, L.P.'s Form 8-K dated November 6, 1998 and are in agreement with the third and sixth sentences of the first paragraph, the second paragraph, the second sentence of the penultimate paragraph, and the last paragraph.

We make no comment with respect to any other information included in Item 4 of Kaneb Pipe Line Partners, L.P.'s Form 8-K.


Yours very truly




PricewaterhouseCoopers LLP